Exhibit 99.1

BioAmber Reports First Quarter 2015 Financial Results

Minneapolis, MN, May 7, 2015. BioAmber Inc. (NYSE: BIOA), an industrial biotechnology company producing sustainable chemicals, today announced its financial results for the quarter ending March 31, 2015.  Highlights included:

The Sarnia plant remains on track to begin commercial operations in Q3 2015, with project costs that continued to track within the US$125 million +/-10% estimate

BioAmber entered into a technology license with Johnson Matthey Davy Technologies that provides demonstrated engineering for the production of BDO and THF from bio-succinic acid

After the quarter end, BioAmber was chosen by Bayer MaterialScience as its supplier of bio-succinic acid for a new product line

After the quarter end, BioAmber raised $35.1 million in gross proceeds through a public offering of common stock

“We have been able to execute effectively in Sarnia while reducing the risk associated with the next plant, and now we have the capital needed to undertake critical engineering and site related work on our next plant so that we don’t lose time,” said Jean-Francois Huc, BioAmber’s Chief Executive Officer. “On the commercial front, the recent Bayer MaterialScience announcement is a strong endorsement of BioAmber’s leadership position in bio-succinic acid and a clear signal of the growing demand for more sustainable chemicals,” he added.

Sarnia Highlights

Construction is expected to be substantially complete by the end of May 2015

Commissioning is on track and the plant is expected to be in commercial operation in Q3 2015

Other Business Highlights

BioAmber licensed technology from Johnson Matthey Davy Technologies (JM Davy), enabling the construction and operation of a 100,000 ton per year capacity plant that uses bio-succinic acid as the feedstock to produce 70,000 tons of bio-based 1,4-BDO and 30,000 tons of bio-based THF

BioAmber secured the right to license the JM Davy technology for two additional BDO/THF plants

BioAmber was chosen by Bayer MaterialScience, which is among the world’s largest polymer companies, to be the supplier of bio-succinic acid used to produce a new range of bio-based polyurethanes for textile applications that Bayer MaterialScience has begun commercializing

Financial Highlights

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Net cash used in operating activities was below $2.0 million per month in Q1 2015

Cash on hand was $26.0 million as of March 31, 2015, with approximately $20.5 million of cash expected to be received in Q2 2015 from previously announced loans and grants for Sarnia

On May 1, 2015 the Company completed a public offering of 3,900,000 shares of common stock at a price of $9.00 per share, raising gross proceeds of $35.1 million.

Q1 2015 Financial Results

Revenues for the quarter ended March 31, 2015 increased to $367,000 from $351,000 for the same period in 2014.  The increase was due to an increase in volume sold, partially offset by a decrease in average selling price.

Gross profit in the quarter ended March 31, 2015 was $57,000, compared to a gross profit of $71,000 for the same period in 2014. The decrease was primarily due to a decrease in the average selling price and an increase in the volume sold.

Research and development expenses for the quarter ended March 31, 2015 increased to $4.6 million from $3.3 million for the same period in 2014. The increase was primarily due to an increase in non-recurring expenses related to the commissioning and start-up of the Sarnia plant.

Sales and marketing expenses remained relatively stable at $1.2 million in the quarter ended March 31, 2015, compared to $1.1 million for the same period in 2014.

General and administrative expenses for the quarter ended March 31, 2015 decreased to $2.6 million from $2.9 million for the same period in 2014. The decrease was primarily due to a reduction in professional fees, which was partially offset by an increase in stock-option compensation expense resulting from the vesting of additional options.

Foreign currency losses in the quarter ended March 31, 2015 were $55,000, compared to a loss of $168,000 for the same period in 2014.  The decrease stemmed from the reduction of our Canadian dollar exposure in BioAmber Inc. in the quarter ended March 31, 2015.

During the quarter ended March 31, 2015, the Company incurred net financial charges of $431,000, compared to $12.4 million for the same period in 2014.   The net financial charges in the quarter ended March 31, 2015 included a $320,000 non-cash gain related to changes in the fair market value of the warrants issued in connection with the Company’s initial public offering, compared to a charge of $11.6 million recorded in the same period of 2014.  The warrants are revalued at each reporting period resulting in a non-cash amount being recorded in the statement of operations for as long as the warrants remain outstanding.

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The Company recorded a net loss attributable to BioAmber Inc. shareholders of $8.3 million, or a loss of $0.38 per share, for the quarter ended March 31, 2015, compared to a net loss of $19.9 million, or a loss of $1.07 per share, for the same period in 2014.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for quarter ended March 31, 2015 was $8.6 million, or a loss of $0.39 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $8.3 million, or a loss of $0.45 per share, for the same period in 2014.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarters ended March 31, 2015 and March 31, 2014, the impact of the change in fair value of the warrants issued in connection with the IPO. Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. Eastern Time on May 7, 2015. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com.   Audio of the teleconference is also available by dialing:

North American callers:  +1 (888) 390-0546

International callers: (416) 764-8688

Teleconference replays will be available through May 14, 2015:

Domestic: 1-888-390-0541

International: 416-764-8677

Passcode: 885454#

A replay of the webcast will also be available approximately two hours after the conclusion of the live webcast on BioAmber’s website, for a period of 30 days.

About BioAmber

BioAmber (NYSE: BIOA) is an industrial biotechnology company producing sustainable chemicals. Its proprietary technology platform combines industrial biotechnology and chemical catalysis to convert renewable feedstock into sustainable chemicals for use in a wide variety of everyday products including plastics, paints, food additives and personal care products.  For more information visit www.bio-amber.com.

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Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the projected capital costs and scheduled completion of the Sarnia facility under construction, the commissioning and start up schedule, the beginning of our commercial operations and future sales for our Bio-SA facility including sales to Bayer MaterialScience, and the future construction and operation of a second plant producing bio-based BDO and THF.   All statements other than statements of historical fact contained in this press release are forward-looking statements.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions.  Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control.  BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings with the SEC including, the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K.

BioAmber Investor Contact

Mike Hartmann

Executive Vice President

514-844-8000 Ext. 120

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BioAmber Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except for shares)

	Three Months ended March 31,
	2015	2014
	$	$
Product sales	367	351
Cost of goods sold	310	280
Gross profit	57	71

Operating expenses
Research and development	4,609	3,314
Sales and marketing	1,153	1,111
General and administrative	2,628	2,919
Depreciation and amortization	72	60
Foreign exchange loss	55	168
Operating Expenses	8,517	7,572
Operating loss	8,460	7,501

Amortization of deferred financing costs	66	73
Financial charges (income), net	431	12,353
Other expense (income),net	(22)	—
Loss before income taxes	8,935	19,927
Income taxes	33	25
Net Loss	8,968	19,952

Net Loss attributable to:
BioAmber Inc. shareholders	8,258	19,911
Non-controlling interest	710	41
	8,968	19,952
Net Loss per share attributable to
BioAmber Inc. shareholders - basic	$ 0.38	$ 1.07

Weighted-average common shares
outstanding- basic	21,838	18,560

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BioAmber Inc.
Consolidated Balance Sheet Information
(unaudited, in thousands)
	As of March 31, 2015	As of December 31, 2014
Assets	$	$
Current assets:
Cash and cash equivalents	26,025	51,043
Accounts receivable	420	477
Inventories	1,980	1,802
Prepaid expenses and other current assets	2,550	3,770
Total current assets	30,975	57,092
Property and equipment, net	105,093	88,665
Investment in equity method and cost investment	448	35
Intangible assets including goodwill	6,118	4,957
Restricted Cash	593	647
Deferred financing costs	1,108	1,044
Total assets	144,335	152,440

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	17,153	17,443
Income taxes payable	223	204
Deferred grants	2,088	2,275
Short-term portion of long term debt	6,143	2,978
Total current liabilities	25,607	22,900
Long-term debt	36,431	34,653
Warrants financial liability	12,720	13,040
Other long term liabilities	139	128
Total liabilities	74,897	70,721
Redeemable non-controlling interest	21,854	24,190
Shareholders’ Equity	47,584	57,529
Total Liabilities and Shareholders’ Equity	144,335	152,440

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BioAmber Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands $)

	Three Months ended March 31,
	2015	2014
	$	$
Operating Activities
Net Loss	(8,968)	(19,952)
Adjustments to reconcile net loss to cash:
Stock-based compensation	1,508	1,484
Depreciation and amortization	72	60
Warrant revaluation	(320)	11,600
Accretion of end of term charge on long-term debt	172	236
Amortization of deferred financing costs	66	73
Change in working capital	1536	1,621
Other	11	11
Net cash used in operating activities	(5,923)	(4,867)

Investing Activities
Acquisition of property and equipment	(29,055)	(12,731)
Change in restricted cash	—	(678)
Investment in cost investment	(413)	—
Net cash used in investing activities	(29,468)	(13,409)

Financing Activities
Deferred financing costs	(144)	—
Issuance of long-term debt	5,415	—
Government grants	4,076	—
Net proceeds from issuance of shares including by a subsidiary	2,065	8,124
Net cash provided by financing activities	11,412	8,124
Foreign exchange impact on cash	(1,039)	(554)
Decrease in cash	(25,018)	(10,706)
Cash, beginning of period	51,043	83,728
Cash, end of period	26,025	73,022

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ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for quarter ended March 31, 2015 was $8.6 million, or a loss of $0.39 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $8.3 million, or a loss of $0.45 per share, for the same period in 2014.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the quarter ended March 31, 2015 and March 31, 2014, the impact of the change in fair value of the warrants issued in connection with the IPO.

BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance. The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by current operating results and renders comparisons with prior periods and competitors less meaningful.  BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors.  Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations.  In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

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BioAmber Inc.
Non-GAAP Financial Information
(unaudited, in thousands)
	Three Months ended March 31,
	2015	2014
	$	$
Net loss attributable to BioAmber Inc. Shareholders	8,258	19,911
Deduct:
Warrants Revaluation	(320)	11,600
Adjusted Net Loss attributable to
BioAmber Inc. shareholders	8,578	8,311

Adjusted net loss per share attributable to
BioAmber Inc. shareholders - basic	0.39	0.45

Weighted-average of common shares
outstanding- basic	21,838	18,560

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